UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 21, 2012

Strategic Diagnostics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22400	56-1581761
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

111 Pencader Drive Newark, DE		19702
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(302) 456-6789

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On November 21, 2012, Strategic Diagnostics Inc. (the “Registrant”) received notice from the BD Diagnostics – Diagnostic Systems business unit of Becton, Dickinson and Company (“BD”) that BD was terminating the Collaboration, License and Supply Agreement, dated as of February 2, 2012, between the Registrant and BD (the “Agreement”).  Such termination will be effective on December 21, 2012.  BD terminated pursuant to its right under Section 8.2 of the Agreement to terminate for convenience on thirty (30) days notice.

As disclosed in the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2012 (the “Prior 8-K”), under the Agreement, which had a stated term of 10 years, SDIX licensed to BD certain Patent Rights (as defined in the Agreement) and agreed to supply BD with certain proprietary antibodies and media.  In addition, SDIX agreed to provide consulting services in support of BD’s efforts regarding product development and regulatory approvals.  BD paid SDIX an upfront technology enablement fee of $1,250,000 and agreed to pay up to $2,500,000 contingent upon the occurrence of certain milestones.    In addition to such upfront payment for technology enablement, milestone payments and product supply payments for products ordered and delivered, BD also agreed to pay SDIX royalties on sales of certain BD products incorporating the licensed technology.  Other than the initial payment from BD, total revenues received to date in 2012 under the Agreement were approximately $200,000.

The foregoing description of the Agreement is qualified in its entirety by reference to the description thereof in the Prior 8-K and the full text of the Agreement, which is attached as Exhibit 99.1 to the Prior 8-K and is incorporated therein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Diagnostics Inc.

November 28, 2012	By:	/s/ Francis M. DiNuzzo
Name: Francis M. DiNuzzo
Title: President and Chief Executive Officer